Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-3 and any amendment thereof of Magnum Hunter Resources Corporation and each of the related prospectus and prospectus supplements, of our report dated March 4, 2011, relating to the statement of revenues and direct operating expenses of the properties acquired from Quest Eastern Resource LLC, and PostRock MidContinent Production, LLC for the year ended December 31, 2009.  We also consent to the references to our firm contained in this Registration Statement and in any Prospectus or Prospectus Supplements relating to the Registration Statement listed above, including under the caption “Experts”.

/s/ UHY LLP

Houston, Texas
March 18, 2011